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Shareholder Meeting
On April 16, 1998, a shareholder  meeting was held at which the following  items and proposals were approved, as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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                                                                  Withheld/                          Broker
Nominee/Proposal               For               Against        Abstain             Total          Non-votes
The eleven Trustees identified below were elected:

Robert G. Galli                5,718,041.621     93,477.091              0          5,811,518.712    726,488
Leon Levy                      5,718,041.621     93,477.091              0          5,811,518.712    726,488
Benjamin Lipstein              5,718,041.621     93,477.091              0          5,811,518.712    726,488
Bridget A. Macaskill           5,718,041.621     93,477.091              0          5,811,518.712    726,488
Elizabeth B. Moynihan          5,718,041.621     93,477.091              0          5,811,518.712    726,488
Kenneth A. Randall             5,718,041.621     93,477.091              0          5,811,518.712    726,488
Edward V. Regan                5,718,041.621     93,477.091              0          5,811,518.712    726,488
Russell S. Reynolds, Jr.       5,718,041.621     93,477.091              0          5,811,518.712    726,488
Donald W. Spiro                5,718,041.621     93,477.091              0          5,811,518.712    726,488
Pauline Trigere                5,718,041.621     93,477.091              0          5,811,518.712    726,488
Clayton K. Yeutter             5,718,041.621     93,477.091              0          5,811,518.712    726,488

1. Approval to change the Fund's sub-classification under the Investment Company Act of 1940 from a closed-end management investment company to an open-end management investment company (Proposal No.1):

                               3,104,822.737     377,437.112   161,629.863          3,643,889.712  3,023,591

2. Approval of changes to certain fundamental investment policies and investment objective (Proposal No. 2):

                               3,074,656.553     363,822.874   200,813.285          3,639,292.712  3,023,591

3. Approval of the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. (Proposal No. 3):

                               3,098,702.939     349,632.922   194,553.851          3,642,889.712  3,023,592

4. Approval of a new Service Plan and Agreement with OppenheimerFunds Distributor, Inc. with respect to Class A shares (Proposal No. 4):

                               3,119,193.023     334,165.116   189,689.573          3,643,047.712  3,023,593

5. Approval of the Amendment and Restatement of the Fund's Declaration of Trust (Proposal No. 5):

                               3,187,109.390     340,936.514   185,204.808          3,713,250.712  3,023,591

6. Ratification of the selection of KPMG Peat Marwick LLP as independent public accountants and auditors of the Fund for the fiscal year beginning November 1, 1997 (Proposal No. 6):

                               5,642,255.184     94,018.902     80,275.626          5,816,549.712    726,488
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